University General Health System Reports Third Quarter Operating Income of $11.7 Million on 74% Increase in Revenue

Nine-Month Operating Income Rises 454% to $23.6 Million

HOUSTON, TX -- (Marketwire - November 15, 2012) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health delivery system, today announced significantly improved operating results for the third quarter and first nine months of 2012. The Company will host an investor conference call at 11:15 a.m. Eastern Time Thursday, November 15, 2012 to discuss third quarter and nine-month operating results and other topics of interest (see details below).

Highlights for the quarter ended September 30, 2012:

  Net patient revenue increased 71.3% to approximately $31.9 million, compared with approximately $18.6 million in the quarter ended September 30, 2011. Average daily inpatient census at University General Hospital increased by 15.0% relative to prior-year levels, reflecting an average occupancy rate of 66.7%. The increase in net patient revenue was primarily attributable to the ongoing execution of the Company's physician-centric, integrated health delivery system strategy.

  Resident revenue for the senior living business segment approximated $2.0 million, support services revenue totaled $0.7 million, and other revenue totaled $1.5 million in the most recent quarter. The senior living properties reported continued stable utilization, with an overall occupancy rate in excess of 94% for the quarter ended September 30, 2012.

  Total revenue rose 74% to $36.0 million, compared with $20.6 million in the third quarter of 2011. Total revenue in the third quarter of 2011 did not include revenue from acquired hospital outpatient departments (HOPDs), which are now reported in the Company's hospital business segment.

  Net patient revenue from Medicare and Medicaid, excluding a provision for doubtful accounts, accounted for approximately 26.6% of total net patient revenue, and revenue from commercial and managed care providers accounted for approximately 72.6% of net patient revenue, during the quarter ended September 30, 2012. This compared with 34.0% of total net patient revenue from Medicare and Medicaid and 62.8% from commercial and managed care providers in the prior-year quarter. Self-pay revenue decreased from 3.2% of total net patient revenue in the quarter ended September 30, 2011 to 0.8% in the quarter ended September 30, 2012. The provision for doubtful accounts increased to 9.9% of patient revenue in the most recent quarter, versus 1.9% in the comparable 2011 period.

  Operating income improved 362% to approximately $11.7 million in the third quarter of 2012, versus approximately $2.5 million in the prior-year quarter, primarily due to the increase in revenue, along with the success of cost-containment measures implemented in the fourth quarter of 2011.

  In connection with the issuance of preferred stock in a private placement in April 2012, wherein the Company received approximately $3.7 million from accredited investors and institutions, the Company also issued warrants at an original issue discount. After deducting fees and expenses, the net proceeds from this capital raise approximated $3.1 million. Primarily due to an increase in the Company's stock price since April 2012, the Company recorded a non-cash derivative expense and change in the fair market value of the derivatives totaling $5.7 million in the most recent quarter.

  The Company recorded net income attributable to common shareholders of $2.0 million, or $0.01 per share, in the most recent quarter, compared with net income attributable to common shareholders of $1.0 million, or $0.00 per share, in the comparable quarter of 2011.

  Adjusted EBITDA for the quarter increased 212% to approximately $14.4 million in the most recent quarter, versus approximately $4.6 million in the first quarter of 2011 (EBITDA is a non-GAAP measure that is reconciled with GAAP results in a table at the end of this press release).

  Total shareholders' equity improved to $8.5 million at September 30, 2012, from ($573,472) at December 31, 2011.

"This was a great quarter for the Company, and we are pleased that our financial results reflect management's ongoing commitment to the development of our physician-centric health delivery system," commented Dr. Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "Financially, our revenues grew by 74% relative to the third quarter of 2011, and our operating income increased more than 360% from prior-year levels. In addition we have made great progress with our lenders and have significantly improved our balance sheet, thereby positioning the Company for greater growth in 2013."

Highlights for the nine months ended September 30, 2012:

  Net patient revenue increased 44.4% to approximately $75.0 million, compared with approximately $51.9 million in the nine months ended September 30, 2011.

  Resident revenue for the senior living business segment approximated $5.7 million, support services revenue totaled $1.6 million, and other revenue totaled $1.9 million in the first nine months of 2012. The senior living properties reported continued stable utilization, with an overall occupancy rate in excess of 93% for the most recent nine-month period.

  Total revenue rose 56% to $84.2 million, compared with $54.0 million in the first nine months of 2011. Year-to-date total revenue in 2011 did not include a full year of revenue from acquired senior living segment, support services; nor did it include revenues from acquired hospital outpatient departments (HOPDs), which are now reported in the Company's hospital business segment.

  Net patient revenue from Medicare and Medicaid, excluding a provision for doubtful accounts, accounted for approximately 29.2% of total net patient revenue, and revenue from commercial and managed care providers accounted for approximately 65.1% of net patient revenue, during the nine months ended September 30, 2012. This compared with 34.7% of total net patient revenue from Medicare and Medicaid and 61.2% from commercial and managed care providers in the corresponding period of the previous year. Self-pay revenue increased from 4.1% of total net patient revenue in the nine months ended September 30, 2011 to 5.7% in the nine months ended September 30, 2012. The provision for doubtful accounts increased to 9.3% of patient revenue in the first nine months of 2012, versus 1.9% in the comparable 2011 period.

  Operating income improved 454% to approximately $23.6 million in the first nine months of 2012, versus approximately $4.3 million in the prior-year period.

  Primarily due to an increase in the Company's stock price since April 2012, the Company recorded a non-cash derivative expense and change in the fair market value of the derivatives totaling $6.0 million in the first nine months of 2012.

  The Company recorded net income attributable to common shareholders of $3.3 million, or $0.01 per share, in the nine months ended September 30, 2012, compared with net income attributable to common shareholders of $0.4 million, or $0.00 per share, in the comparable period of 2011.

  Adjusted EBITDA for the nine months ended September 30, 2012 increased 203% to approximately $29.7 million, versus approximately $9.8 million in the first nine months of 2011 (EBITDA is a non-GAAP measure that is reconciled with GAAP results in a table at the end of this press release).

"The Company's improvement in operating efficiencies during 2012 is clearly evident in EBITDA margins, which improved from 22.3% of total revenue in the third quarter of 2011 to 39.9% of total revenue in the most recent quarter," noted Donald W. Sapaugh, President of University General Health System, Inc. "EBITDA margin for the nine months ended September 30, 2012 increased to 35.3% of total revenue, compared with 18.2% in the prior-year period."

"The third quarter reflects continued positive quarter-on-quarter growth, which we believe validates our physician-centric, integrated, diversified regional delivery system and lays a foundation for further expansion in the Houston area and replication in other markets," concluded Sapaugh.

Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. Adjusted EBITDA represents a key measure of the Company's operating performance that is used by management to evaluate operating performance by excluding certain items of income and expense that relate to the financing and capitalization of the business. The Company defines Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of assets, depreciation and amortization (including non-cash impairment charges), amortization of deferred gain, and non-cash stock-based compensation expense.

The Company believes Adjusted EBITDA is useful to investors in evaluating its performance, results of operations and financial position for the following reasons:

  It is helpful in identifying trends in day-to-day performance because the items excluded have little or no significance to day-to-day operations;
  It provides an assessment of controllable expenses and affords management the ability to make decisions that are expected to facilitate the achievement of current financial goals and optimal financial performance; and
  It is an indication of whether adjustments to current spending decisions are necessary.

Investor Conference Call

Management of University General Health System will host a conference call Thursday, November 15, 2012 at 11:15 am EST. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international participants dial 412-317-6716) and requesting participation in the "University General Health System Conference Call" at least five minutes before 11:15 am EST.

A replay of the conference call will be available one hour after the call through November 23, 2012 at 9:00 am EST by dialing 877-344-7529 (international participants dial 412-317-0088) and entering the conference ID# 10021216. A transcript will also be posted on the investor section of the Company's website at http://www.ughs.net.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, a sleep clinic, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Make sure you are first to receive timely information on University General Health System, Inc. when it crosses the newswire. Sign up for UGHS's email news alert system today at http://ir.stockpr.com/ughsystem/email-alerts.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

(Financial Highlights Follow)

                   University General Health System, Inc.
                        Consolidated Balance Sheets

                                               September 30,   December 31,
                                                    2012           2011
                                               -------------  -------------
                                                (Unaudited)
                    ASSETS
Current Assets
Cash and cash equivalents                      $   5,342,072  $     538,018
Accounts receivable, less allowance for
 doubtful accounts of $13,692,865 and
 $7,070,327                                       23,442,899     10,913,361
Inventories                                        1,493,096      1,908,177
Receivables from related parties                           -        658,764
Prepaid expenses and other assets                  3,997,465      1,275,104
                                               -------------  -------------
  Total Current Assets                            34,275,532     15,293,424

Long-Term Assets
Investments in unconsolidated affiliates             847,323        687,323
Property, equipment and leasehold
 improvements, net                                67,993,247     66,437,316
Intangible assets, net                             6,282,500      7,649,000
Goodwill                                          28,974,185     22,199,874
Other non-current assets, net                      2,304,228      2,234,985
                                               -------------  -------------
  Total Long-Term Assets                         106,401,483     99,208,498

                                               -------------  -------------
  Total Assets                                 $ 140,677,015  $ 114,501,922
                                               =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable                               $  10,032,820  $  11,874,720
Payables to related parties                        2,155,945      2,493,088
Accrued expenses                                   4,226,512      7,516,940
Accrued acquisition cost                             521,401      1,007,380
Taxes payable                                      3,640,381      4,171,826
Income tax payable                                 6,112,440              -
Deferred revenue                                     264,705        314,876
Lines of credit                                            -      8,451,025
Notes payable, current portion                    21,483,002     28,982,331
Notes payable to related parties, current
 portion                                           2,170,143      2,798,783
Capital lease obligations, current portion         2,491,850      5,943,685
Capital lease obligations to related party,
 current portion                                     257,713        239,409
Derivative liability                              10,569,206              -
                                               -------------  -------------
  Total Current Liabilities                       63,926,118     73,794,063

Long-Term Liabilities
Lines of credit, less current portion             12,269,000              -
Notes payable, less current portion               21,342,197      8,459,474
Notes payable to related parties, less current
 portion                                                   -      1,983,514
Capital lease obligations, less current
 portion                                             240,945         34,893
Capital lease obligations to related party,
 less current portion                             30,609,920     30,803,450
                                               -------------  -------------
  Total Long-Term Liabilities                     64,462,062     41,281,331

Total Liabilities                                128,388,180    115,075,394

Commitments and contingencies

Series C, convertible preferred stock, $0.001
 par value, 20,000,000 shares authorized,
 4,200 and 0 shares issued and outstanding,
 respectively ($1,000 stated value)                3,797,633              -

Shareholders' Equity and (Deficit)
Preferred, par value $0.001, 20,000,000 shares
 authorized, Preferred stock Series B - 3,000
 shares issued and outstanding                             3              3
Common stock, par value $0.001, 480,000,000
 shares authorized, 325,654,031 and
 283,440,226 shares issued and outstanding           325,653        283,440
Additional paid-in-capital                        55,178,809     49,078,223
Shareholders' receivables                         (2,429,069)    (2,219,068)
Accumulated deficit                              (49,677,189)   (53,049,030)
                                               -------------  -------------
  Total shareholders' equity (deficit)             3,398,207     (5,906,432)
Noncontrolling interest                            5,092,995      5,332,960
                                               -------------  -------------
  Total equity (deficit)                           8,491,202       (573,472)
                                               -------------  -------------
  Total Liabilities and Shareholders' Equity
   (Deficit)                                   $ 140,677,015  $ 114,501,922
                                               =============  =============

                   University General Health System, Inc.
                     Consolidated Statements of Income
                                (Unaudited)

                         Three Months Ended           Nine Months Ended
                            September 30,               September 30,
                     --------------------------  --------------------------
                         2012          2011          2012          2011
                     ------------  ------------  ------------  ------------
Revenues
  Patient service
   revenues, net of
   contractual
   adjustments       $ 35,351,438  $ 18,966,579  $ 82,675,939  $ 52,919,032
  Provision for
   doubtful accounts   (3,494,644)     (369,469)   (7,682,475)     (994,619)
                     ------------  ------------  ------------  ------------
  Net patient
   service revenue
   less provision
   for bad debts       31,856,794    18,597,110    74,993,464    51,924,413
  Senior living
   revenues             1,969,785     1,723,571     5,746,643     1,723,571
  Support services
   revenues               702,542       168,279     1,581,606       168,279
  Other revenues        1,491,270       161,996     1,858,810       170,949
                     ------------  ------------  ------------  ------------
    Total revenues     36,020,391    20,650,956    84,180,523    53,987,212

Operating expenses
  Salaries, wages
   and benefits        10,448,799     8,263,837    27,466,450    21,211,247
  Medical supplies      4,820,777     3,399,612    11,612,638     9,663,453
  Management fees
   (includes related
   party fees of $0
   for each of the
   three months
   ended and $0 and
   $461,814 for the
   nine months
   ended)                       -     1,412,385             -     4,105,767
  General and
   administrative
   expenses
   (includes related
   party expenses of
   $372,697 and
   $1,434,662 for
   the three months
   ended and
   $1,054,340 and
   $4,129,789 for
   the nine months
   ended)               7,222,741     4,886,019    19,117,554    12,542,252
  Gain on
   extinguishment of
   liabilities           (618,353)   (1,947,134)   (3,521,879)   (3,411,479)
  Depreciation and
   amortization
   (includes related
   party expenses of
   $171,290 for each
   of the three
   months ended and
   $513,870 for each
   of the nine
   months ended)        2,443,747     2,104,016     5,938,840     5,624,132
                     ------------  ------------  ------------  ------------
    Total operating
     expenses          24,317,711    18,118,735    60,613,603    49,735,372
                     ------------  ------------  ------------  ------------

Operating income       11,702,680     2,532,221    23,566,920     4,251,840

Other income
 (expense)
Interest expense,
 net of interest
 income of $20,000
 each of the three
 months ended and
 $60,000 each for
 the nine months
 ended (includes
 related party
 interest expense
 $571,394 and
 $641,293 for the
 three months ended
 and $1,734,144 and
 $1,815,568 for the
 nine months ended)    (1,363,821)   (1,349,023)   (4,187,121)   (3,574,146)
Other income                    -             -        11,583             -
Derivative expense       (508,681)                 (1,770,787)
Change in fair value
 of derivatives        (5,173,513)            -    (4,256,980)            -
                     ------------  ------------  ------------  ------------
Income before income
 tax                    4,656,665     1,183,198    13,363,615       677,694
  Income tax expense    2,271,631        99,000     5,777,762       261,000
                     ------------  ------------  ------------  ------------
Income before
 noncontrolling
 interest               2,385,034     1,084,198     7,585,853       416,694
Net income (loss)
 attributable to
 noncontrolling
 interests                212,131       (38,748)      239,966       (38,748)
                     ------------  ------------  ------------  ------------
Net income
 attributable to the
 Company             $  2,597,165  $  1,045,450  $  7,825,819  $    377,946
                     ============  ============  ============  ============

Less: Dividend-
 Convertible
 Preferred C Stock       (129,547)            -      (129,547)            -
Less: Deemed
 dividend-
 Convertible
 Preferred C Stock     (4,349,980)            -    (4,349,980)            -

                     ------------  ------------  ------------  ------------
Net income
 attributable to
 common shareholders $ (1,882,362) $  1,045,450  $  3,346,292  $    377,946
                     ============  ============  ============  ============

Basic and diluted
 income per share
 data:

  Basic earnings per
   common share      $      (0.01) $       0.00  $       0.01  $       0.00
                     ============  ============  ============  ============

  Basic weighted
   average shares
   outstanding        325,144,781   276,379,591   306,101,581   235,075,067
                     ============  ============  ============  ============

  Diluted earnings
   per common share  $      (0.01) $       0.00  $       0.01  $       0.00
                     ============  ============  ============  ============

  Diluted weighted
   average shares
   outstanding        364,932,417   276,379,591   345,889,217   235,075,067
                     ============  ============  ============  ============

                   University General Health System, Inc.
                   Consolidated Statements of Cash Flows
                                 (Unaudited)

                                                      Nine Months Ended
                                                        September 30,
                                                 --------------------------
                                                     2012          2011
                                                 ------------  ------------
Cash flows from operating activities:
  Net income                                     $  7,585,853  $    416,694
  Adjustments to reconcile net income to net
   cash provided by (used in ) operating
   activities:
    Depreciation and amortization                   5,938,840     5,624,132
    Provision for doubtful accounts                 7,682,475       994,619
    Gain on sales of assets                           (11,583)            -
    Gain on extinguishment of liabilities          (3,521,879)   (3,411,479)
    Derivative expense                              1,770,787             -
    Change in fair value of derivative
     liabilities                                    4,256,980             -
  Net changes in operating assets and
   liabilities:
    Accounts receivable                           (20,212,013)   (5,390,952)
    Related party receivables and payables            321,621       222,513
    Inventories                                       415,081      (304,352)
    Prepaid expenses and other assets              (2,033,897)      (46,793)
    Accounts payable, accrued expenses and taxes
     payable                                        2,750,062    (1,465,474)
    Deferred revenues                                 (50,171)      133,940
                                                 ------------  ------------
      Net cash provided by (used in) operating
       activities                                   4,892,156    (3,227,152)
                                                 ------------  ------------
Cash flows from investing activities:
  Additions to property, equipment and leasehold
   improvements                                    (2,009,359)     (598,960)
  Cash (used in) acquired in connection with
   acquisition                                       (222,594)      397,755
  Investments in unconsolidated affiliates           (160,000)     (115,000)
                                                 ------------  ------------
      Net cash used in investing activities        (2,391,953)     (316,205)
                                                 ------------  ------------
Cash flows from financing activities:
  Redemption of common stock                                -       (50,000)
  Distribution to noncontrolling interests           (172,762)            -
  Issuance of common stock                          5,195,827     7,120,000
  Cash dividends paid                                 (76,160)       (3,496)
  Issuance of Series C convertible preferred
   stock, net issuance costs                        3,344,669             -
  Proceeds from revolving credit facility
   borrowings                                      12,269,000             -
  Payments of revolving credit facility
   borrowings                                      (8,451,025)            -
  Borrowings under notes payable                    8,122,781         3,500
  Payments on notes payable                       (13,155,873)   (3,481,189)
  Payment on debt issuance costs                     (798,251)            -
  Borrowings under notes payable to related
   party                                               43,685     3,944,633
  Payments on notes payable to related party         (145,003)   (1,848,396)
  Payments on capital leases                       (3,697,810)   (3,733,632)
  Payments on capital leases obligation to
   related party                                     (175,227)      (76,858)
                                                 ------------  ------------
      Net cash provided by financing activities     2,303,851     1,874,562
                                                 ------------  ------------

Net increase (decrease) in cash and cash
 equivalents                                        4,804,054    (1,668,795)
Cash and cash equivalents:
  Beginning of period                                 538,018     2,291,754
                                                 ------------  ------------
  End of period                                  $  5,342,072  $    622,959
                                                 ============  ============
Supplemental disclosures of cash flow
 information:
  Interest paid                                  $  4,690,494  $  1,360,017
  Income taxes paid                              $    383,434  $  5,443,470
Supplemental noncash investing activities:
  Property and equipment additions financed      $    819,236  $          -
Supplemental noncash financing activities:
  Exchange of debt for common stock              $          -  $  3,500,000
  Issuance of common stock                       $    670,000  $  2,130,000
  Issuance of common stock to affiliate for
   termination of service agreement              $          -  $  1,000,000
  Transfer of related party debt to third party
   debt                                          $  2,510,836  $          -
  Noncash consideration paid for acquisitions    $  7,789,624  $ 24,753,735

                   UNIVERSITY GENERAL HEALTH SYSTEM, INC.
                         Adjusted EBITDA Calculation

                                                     Three Months Ended
                                                        September 30,
                                                     2012          2011
                                                 ------------  ------------
Net income (loss) attributable to the Company    $  2,597,165  $  1,045,450
Provision (benefit) for income taxes                2,271,631        99,000
Other non-operating expense (income)                        -             -
Interest expense:
  Debt and lease obligations                        1,383,821     1,369,023
Interest (income)                                     (20,000)      (20,000)
Derivative expense                                    508,681             -
Change in fair value of derivatives                 5,173,513             -
Depreciation and amortization                       2,443,737     2,104,016
                                                 ------------  ------------
Adjusted EBITDA                                  $ 14,358,548  $  4,597,489
                                                 ============  ============

                                                      Nine Months Ended
                                                        September 30,
                                                     2012          2011
                                                 ------------  ------------
Net income (loss) attributable to the Company    $  7,825,819  $    377,946
Provision (benefit) for income taxes                5,777,762       261,000
Other non-operating expense (income)                  (11,583)            -
Interest expense:
  Debt and lease obligations                        4,247,121     3,574,146
Interest (income)                                     (60,000)      (60,000)
Derivative expense                                  1,770,787             -
Change in fair value of derivatives                 4,256,980             -
Depreciation and amortization                       5,938,840     5,624,132
                                                 ------------  ------------
Adjusted EBITDA                                  $ 29,745,726  $  9,777,224
                                                 ============  ============

Contacts:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Craig Allison
Investor Relations
(914) 630-7429
callison@ughs.net